EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT AND REPORT
ON SCHEDULE

To the Board of Directors and Shareholders of Exactech, Inc.
Gainesville, Florida



   We consent to the use in this Amendment No. 3 to the Registration Statement for 1,600,000 shares of common stock of Exactech, Inc. on Form S-1 of our report dated January 19, 1996 (May 8, 1996 as to Note 14), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.



   Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Exactech, Inc. listed in Item 16. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP



Jacksonville, Florida
May 22, 1996